Exhibit 99.1

Nevro Announces Preliminary Unaudited Fourth Quarter and Full Year 2019 Revenue

Company Provides Revenue Guidance for 2020

REDWOOD CITY, Calif., January 14, 2020 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its preliminary unaudited revenue for the fourth quarter and year ended December 31, 2019.  In addition, the Company is providing its worldwide revenue guidance for the full year 2020.

Fourth Quarter 2019

Preliminary unaudited fourth quarter 2019 worldwide revenue is expected to be $114.4 million, compared to $107.9 million in the fourth quarter in the prior year period.  Preliminary unaudited fourth quarter 2019 U.S. revenue is expected to be $97.9 million, compared to $91.6 million in the prior year period.  Preliminary unaudited fourth quarter 2019 international revenue is expected to be $16.5 million, compared to $16.3 million in the prior year period.  Fourth quarter U.S. trial procedure growth was 17% and permanent implant procedure growth was 20%.

Full Year 2019

Nevro’s preliminary unaudited full year 2019 worldwide revenue is expected to be $390.3 million, compared to $387.3 million in the prior year period.  Preliminary unaudited full year U.S. revenue is expected to be $326.0 million, compared to $321.8 million in the prior year period. Preliminary unaudited full year international revenue is expected to be $64.3 million, compared to $65.5 million in the prior year period.

Worldwide Revenue Guidance for Full Year 2020

Nevro currently expects full year 2020 worldwide revenue to be in the range of $435 to $440 million.  The Company plans to provide additional guidance metrics for 2020 when it reports its fourth quarter and full year 2019 results in February.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are

the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for its fourth quarter and full year 2019 worldwide, U.S. and international revenue; and its expectations for worldwide revenue for the full year 2020. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 21, 2019 and our Quarterly Report on Form 10-Q filed on November 6, 2019, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our preliminary operating results for the quarter and full year ended December 31, 2019 are subject to adjustment as we complete our year-end audit and other processes and are not necessarily indicative of our operating results for any future periods.

Investor Relations:

Juliet Cunningham

Vice President, Investor Relations

+1 650-433-3247

ir@nevro.com